[SSGA LETTERHEAD]

April 30, 2015

Mr. Chad C. Hallett

Treasurer and Principal Financial Officer

State Street Institutional Investment Trust

c/o State Street Global Advisors

One Lincoln Street

Boston, Massachusetts 02111

RE:	State Street Institutional Investment Trust Waiver and Reimbursement Agreement

Dear Mr. Hallett:

SSGA Funds Management, Inc. (“SSGA FM”), as advisor to the State Street Institutional Investment Trust (the “Funds”), agrees until April 30, 2016 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) to reimburse a Fund (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees and any class specific expenses such as Distribution, Shareholder Servicing, Administration and Sub-Transfer Agency Fees, as measured on an annualized basis) to the level of the expense limitation for each Fund stated below:

SSGA Fund Name	Expense Limitation	Expiration Date
State Street Institutional Liquid Reserves Fund	0.07%	April 30, 2016
State Street Institutional US Government Money Market Fund	0.07%	April 30, 2016
State Street Institutional Treasury Plus Money Market Fund	0.07%	April 30, 2016

Prior to April 30, 2016, as specified above, this agreement may not be terminated with respect to a Fund without the approval of the Board of Trustees.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham
Director and President